Exhibit 10.3

PROLOGIS CLEAR LEASE

Simplify your lease. Simplify your business.

THIS LEASE AGREEMENT is made between Landlord and Tenant as of the Effective Date below.

1.	General Defined Terms.

	a)	Effective Date:	16 February 2021

	b)	Landlord:	Prologis Targeted U.S. Logistics Fund, L.P., a Delaware limited partnership

	c)	Landlord Notice Address:	Prologis 6250 North River Rd,Ste 1100 Rosemont, Illinois 60018	With copy to:	Prologis 1800 Wazee Street Suite 500 Denver, Colorado 80202 Attn: General Counsel

	d)	Tenant:	American Bear Logistics Corp., an Illinois S Corporation

	e)	Tenant Notice Address:	1117 N Ellis St	With copy to:	814 Foster Ave
			Bensenville IL 60106		Bensenville IL 60106
			Henry Liu		Ryan Li

	f)	Premises:	That portion of the Building containing approximately 57,143 rentable square feet as shown on Exhibit A.

	g)	Building:	Itasca 4 1475 Thorndale Avenue Itasca, IL 60143

	h)	Project:	Itasca 4

	i)	Tenant’s Proportionate Share:	57.73%

	j)	Lease Term:	Beginning on the Commencement Date and ending on the day which is 61 full calendar months following the Commencement Date (the “Expiration Date”).

	k)	Commencement Date:	April 1, 2021

l)	Monthly Base Rent:		Period		Monthly Base Rent
		04/01/2021	through	04/30/2021	*$51,190.60
		05/01/2021	through	03/31/2022	$51,190.60
		04/01/2022	through	03/31/2023	$52,470.37
		04/01/2023	through	03/31/2024	$53,782.13
		04/01/2024	through	03/31/2025	$55,126.68
		04/01/2025	through	03/31/2026	$56,504.85
		04/01/2026	through	04/30/2026	$57,917.47

*	Monthly Base Rent is abated during this period. Monthly FOE and Taxes will be due as provided in the Lease during this period.

m)	Monthly Fixed Operating Expenses (“Monthly FOE”):	Operating Expenses: Capital Repairs/Replacements: Total Monthly FOE:	$7,619.07 $809.53 $8,428.60

n)	Annual FOE Increase:	2.40%

o)	Initial Estimated Monthly Taxes:	$6,666.68

p)	Security Deposit:	$100,000

q)	Landlord Broker:	Lee & Associates

r)	Tenant Broker:	Darwin Realty

PLD Property ID: [chi06808] [IL]	-1-

s)	Exhibits:	Exhibit A	- Site Plan
		Exhibit B	- Project Rules and Regulations
		Exhibit C	- Commencement Date Certificate
		Exhibit D	- Move-out Conditions
		Exhibit E	- Renewal Option at Market
		Exhibit F	- Construction (Turnkey)

2.	Granting Clause. In consideration of the obligation of Tenant to pay rent and of the other terms, covenants, and conditions as herein provided, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, for the Lease Term, subject to the terms, covenants and conditions of this Lease. Tenant hereby represents and warrants to Landlord that the individual executing this Lease on behalf of Tenant has the full right and authority to enter into this Lease in accordance with the terms hereof, and all corporate action necessary to do so has been duly taken, and no further action or approval is required in order to constitute this Lease as a binding and enforceable obligation of Tenant.

3.	Acceptance of Premises. Tenant accepts the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. In no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. No later than 10 days after the Commencement Date, Tenant shall execute and deliver to Landlord a Commencement Date Certificate in the form of Exhibit C. Any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease except for the payment of Base Rent, Monthly FOE, and Taxes.

Landlord represents and warrants that as of the Commencement Date the Premises’ HVAC, electrical, plumbing and other mechanical systems are in good working order.

4.	Use. The Premises shall be used only for the purpose of receiving, storing, shipping and selling (but specifically excluding retail selling) products, and for such other lawful purposes incidental thereto. Tenant shall not conduct any auction, liquidation, or similar activities at the Premises, and will use the Premises, Building, and Project in a safe manner and will not commit waste, overload the floor or structure of the Premises, or subject the Premises to use that would damage the Premises. Tenant shall not permit any outside storage, nuisance or objectionable odors, noise, or vibrations to emanate from the Premises. Tenant shall use the Premises in compliance with all federal, state, local, and municipal laws, orders, judgments, ordinances, regulations, codes, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act, similar state statutes, local ordinances, or any related regulations, as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications to the Premises or Project that are required by Legal Requirements as a result of Tenant’s use or occupation of the Premises.

5.	Base Rent. The first month’s Base Rent, Taxes, and Monthly FOE shall be due and payable upon execution of this Lease, which amounts shall be applied to the first month when such amounts become due and payable. Tenant shall pay to Landlord in advance, without demand, subsequent monthly installments of Base Rent on, or before, the first day of each calendar month following the Commencement Date (prorated for any fractional calendar month). All payments by Tenant to Landlord (or to such other party or at such location as Landlord may from time to time specify in writing) shall be made by Electronic Fund Transfer or Automated Clearing House. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall not abate, reduce, or set-off any amounts due and payable hereunder except as may be expressly provided in this Lease. If Tenant is delinquent in any installment of Base Rent, Taxes, the Monthly FOE, or other amounts due and payable for more than 5 days, in addition to all of Landlord’s other rights and remedies (and not as a penalty), Tenant shall pay to Landlord on demand a late charge equal to eight percent (8%) of such delinquent sum.

6.	FOE. In addition to the Base Rent, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to the Monthly FOE provided in Paragraph 1, which Landlord and Tenant agree shall be reimbursement for Landlord’s maintenance, repair, and replacement obligations as provided in Paragraph 11, the property management fee, and the insurance premiums incurred by Landlord as provided in Paragraph 10. Effective on each annual anniversary of the Commencement Date (or, if the first annual anniversary occurs on a date other than the first day of a calendar month, then on the first day of the immediately subsequent calendar month and on each annual anniversary date thereafter), the Monthly FOE shall be automatically increased by the percentage set forth as the Annual FOE Increase.

7.	Security Deposit. The Security Deposit shall be due and payable to Landlord upon execution of this Lease, and shall be held by Landlord as security for the performance of Tenant’s obligations. The Security Deposit is not an advance rental deposit, or a measure of Landlord’s damages in an Event of Default (as hereinafter defined). Upon any Event of Default, Landlord may use all, or part of, the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee. The Security Deposit shall be the property of Landlord, and any remaining amount of the Security Deposit and shall be paid to Tenant when Tenant’s obligations under this Lease have been fulfilled. Landlord shall not be required to keep the Security Deposit separate from its general accounts, and no interest shall accrue thereon. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord’s obligations.

8.	Utilities. Tenant shall pay the utility provider directly for all separately metered, or contracted public and private utilities serving the Premises, including, but not limited to, water, gas, electricity, telephone, sewer, and trash collection, along with any taxes, penalties, or surcharges with respect to such utilities. Tenant agrees to limit use of water and sewer to amounts consistent with normal restroom, break room, and office use. In the event Tenant’s use of water and sewer services materially exceeds the foregoing limitations, Landlord may separately meter the water and sewer services at Tenant’s expense and require Tenant to pay the service provider directly. Interruptions or failures of utilities shall not result in a default by Landlord, termination of this Lease, or the abatement of rent.

9.	Taxes. Subject to reimbursement as provided below, Landlord shall pay all taxes, assessments, governmental charges, and fees payable to tax consultants and attorneys for consultation and contesting taxes (collectively referred to as “Taxes”) that accrue against the Building or Project during the Lease Term. Landlord may contest the amount, validity, or application of any Taxes. All capital levies or other taxes assessed or imposed upon the rents payable to Landlord under this Lease and any franchise tax, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from or the value of the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord upon demand as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any tax or excise is levied or assessed directly against Tenant, or the Premises, or results from any Tenant-Made Alterations (defined below), or against any personal property or fixtures placed in the Premises, then Tenant shall pay such tax or excise as required by the taxing authority, even if levied or assessed against the Landlord.

During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost (prorated for any fractional calendar month), as estimated by Landlord, of Tenant’s Proportionate Share (hereinafter defined) of Taxes for the Project or Building. If Tenant’s total payments of Taxes for any year are less than Tenant’s Proportionate Share of actual Taxes for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall pay such refund to Tenant. Any payment required to be paid by Landlord shall be delivered to the most recent address Tenant has provided to Landlord and, if undeliverable, shall be deemed forfeited by Tenant. Tenant’s “Proportionate Share” shall be the percentage set forth in Paragraph 1 as reasonably adjusted by Landlord for future changes in the physical size of the Premises, Building, or Project. The Taxes set forth in Paragraph 1 is an initial estimate and the accuracy of such estimate is not guaranteed by Landlord.

10.	Insurance. Landlord shall maintain all risk property insurance covering the full replacement cost of the Building and commercial general liability insurance on the Project in forms and amounts customary for properties substantially similar to the Building and Project which may be included in a blanket policy or captive insurance program. Tenant will not use the Premises in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any insurance credits. If an increase in the cost of any insurance on the Building or the Project is caused by Tenant’s use of the Premises, then Tenant shall pay the amount of such increase to Landlord.

Tenant, at its sole expense, shall at all times maintain the following insurance: (i) commercial general liability insurance, on an occurrence basis, covering Tenant, and its activities at the Project, having a minimum limit of $2,000,000 per occurrence (which requirement may be satisfied by a combination of primary and excess policy limits); and in the event property of Tenant’s invitees or customers are kept in the Premises or Project, Tenant shall maintain warehouser’s legal liability or bailee customers insurance for the full value of such property as determined by the warehouse contract between Tenant and its customer; (ii) all risk property insurance covering the full replacement cost of all property and improvements placed in the Premises by, or on behalf of, Tenant; (iii) workers’ compensation insurance as required by the applicable state statute (or equivalent coverage reasonably acceptable to Landlord in the event there is no such statutory requirement) which shall include a waiver of subrogation in favor of Landlord, Prologis, Inc., its affiliates, and property manager (Landlord and such parties are collectively referred to herein as the “Landlord Parties”); (iv) employers liability insurance of at least $1,000,000, (v) business automobile liability insurance having a combined single limit of not less than $2,000,000 per occurrence which can be satisfied by a combination of primary and excess policy limits insuring Tenant against liability arising out of the ownership maintenance or use of any owned, hired or non-owned vehicles, and (vi) business interruption insurance covering at least 6 months of income. Tenant’s insurance companies shall have an A.M. Best rating of not less than A-VIII and provide primary and non-contributory coverage to the Landlord Parties (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). All commercial general liability policies shall name the Landlord Parties as additional insureds. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall provide Landlord with certificates of such insurance in forms reasonably acceptable to Landlord prior to the date Tenant is in possession of the Premises, and thereafter at least 15 days prior to the expiration of the insurance coverage, or 15 days following Tenant’s receipt of Landlord’s request for such certificates. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met. In the event any of the insurance policies required to be carried by Tenant under this Lease shall be cancelled, or if Tenant receives notice of any cancellation from the insurer prior to the expiration date of such policy, Tenant shall promptly replace such insurance policy in order to assure no lapse of coverage shall occur.

The all risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord, and Landlord Parties or Tenant, and Tenant Parties (as defined in Paragraph 30), in connection with any insured loss or damage. Neither party, nor its Landlord Parties or Tenant Parties (as applicable), shall be liable to the other for loss or damage caused by any risk coverable by all risk property insurance, and each party waives any claims against the other party, and against the Landlord Parties and Tenant Parties (as applicable) for such loss or damage. The failure of a party to insure its property shall not void this waiver. Neither party, nor the Landlord Parties and Tenant Parties, shall be liable to the other for any business interruption loss incurred, and each party waives any claims against the other party, and the Landlord Parties and Tenant Parties, for such business interruption loss from any cause whatsoever, including, but not limited to damage caused in whole or in part, directly or indirectly, by the negligent acts of the other party at the Premises or the Project. Notwithstanding the foregoing to the contrary, with respect to any damage to the Premises caused by Tenant, or Tenant Parties, Tenant shall pay Landlord’s all-risk property insurance deductible, not to exceed $25,000 per occurrence, within thirty (30) days following notice for such amount.

11.	Landlord’s Repairs and Maintenance. Landlord, at Landlord’s expense, shall maintain repair, and replace as reasonably necessary to keep in good working order the following elements of the Building: structural components, roof, exterior walls, parking areas, driveways, alleys, landscaping, exterior lighting, fire sprinkler system, heating, ventilation, and air conditioning units serving the office portion of the Premises (the “HVAC Units”), exterior louvers or ventilation fans for typical warehouse air changes, heating and/or any evaporative cooler systems serving the warehouse portion of the Premises (the “Warehouse Systems”), and the below slab water and sewer lines, each excluding reasonable wear and tear, and damages caused by Tenant Parties which are not coverable by insurance. The HVAC Units and Warehouse Systems, if any, are collectively referred to as “Landlord’s HVAC Obligations”.In addition, if customary in the market where the Project is located, Landlord, at Landlord’s expense, shall provide snow removal, and parking lot sweeping for the Project in a manner consistent with owners of similar buildings and projects in the market where the Building is located. The term “walls” as used in this Paragraph shall not include windows, glass, doors, overhead doors, store fronts, dock doors and dock equipment. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Lease.

12.	Tenant’s Repairs. Subject to Landlord’s obligation in Paragraph 11, and subject to Paragraphs 10 and 16, Tenant, at its expense, shall repair, replace, and maintain in good condition all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, dock doors, dock equipment, plumbing, fixtures, above slab water and sewer lines, entries, doors, ceilings, windows, and interior walls. Repair and replacement obligations may include capital repairs or capital replacements whose benefit may extend beyond the Expiration Date. Landlord’s HVAC Obligations shall not include any HVAC systems installed by Tenant, any specialty HVAC equipment or systems (including but not limited to IT room supplemental HVAC, any air conditioning systems serving the warehouse portion of the Premises other than the Warehouse Systems, or which are necessary for temperature-controlled product)(collectively the “Tenant’s HVAC”), and Tenant, at Tenant’s expense, shall be responsible for the maintenance, repair, and replacement of Tenant’s HVAC, as well as the exhaust fans, ductwork, vents, and registers serving Tenant’s HVAC. Tenant agrees to maintain throughout the Lease Term a preventative maintenance/service contract, using qualified contractors, for the servicing all doors and dock equipment serving the Premises. If Tenant fails to perform any maintenance, repair, or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within 10 days after demand. Subject to Paragraphs 10 and 16, Tenant shall bear the cost of any repair or replacement to any part of the Premises, Building or Project that results from damage caused by Tenant, its agents, contractors, or invitees, or Tenant’s failure to maintain the Premises in accordance with this Lease.

13.	Tenant-Made Alterations and Trade Fixtures. Any alterations, additions, or improvements made to the Premises by, or on behalf of, Tenant (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent and approval of the plans, not to be unreasonably withheld, delayed or conditioned provided that such alteration does not materially affect the structure or the roof of the Building, modify the exterior of the Building, or modify the utility or mechanical systems of the Building or Project. Tenant shall reimburse Landlord for its reasonable out-of-pocket costs in reviewing plans and specifications and for monitoring construction. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with Legal Requirements. Tenant shall cause, at its expense, all Tenant-Made Alterations to: (a) be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord using only good grades of materials, and (b) comply with Landlord’s insurance and Legal Requirements. Tenant shall provide Landlord with the names and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall cause its contractor to provide certificates of insurance for worker’s compensation, including a waiver of subrogation in favor of the Landlord Parties, and commercial general liability in an amount equal to $2,000,000 from an insurance company satisfactory to Landlord, including a provision of additional insured status for the Landlord Parties, from any contractor completing work on Tenant-Made Alterations. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord all final lien waivers from all contractors and subcontractors. Upon surrender of the Premises all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord’s property, except to the extent Landlord requires removal, in which case, at Tenant’s expense, Tenant shall repair any damage caused by such removal.

Without Landlord’s prior approval, Tenant may erect shelves, racking, bins, machinery and trade fixtures (collectively “Trade Fixtures”) provided that such items do not overload the Premises, may be removed without damaging the floor slab or the Premises, and installation thereof complies with all Legal Requirements. Upon surrender of the Premises Tenant shall remove its Trade Fixtures and shall repair any damage to the floor slab or the Premises caused by such removal.

14.	Signs. Tenant shall not install any decorations, flags, pennants, banners, exterior awnings, window or door lettering, placards, advertising media, lights or signs to the exterior of the Building, or interior window blinds, draperies, bars, or other window treatments which are visible from the exterior of the Building, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Prior to the surrender or vacation of the Premises, Tenant shall remove all signs and repair, paint, and/or replace the building facia surface damaged as a result. Tenant, at its expense, shall obtain all applicable governmental permits and approvals for any sign.

15.	Parking. Tenant may park operable vehicles in areas of the Project designated for non-reserved parking and park operable vehicles and trailers overnight at the truck loading docks and designated truck and trailer parking areas for the Premises, provided there is no interference with the access of other tenants to the Building and Project parking lots and truck courts. Landlord may allocate parking spaces among Tenant and other tenants if Landlord reasonably determines such allocation is beneficial to the Project. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. If Tenant fails to comply with any of the parking requirements or otherwise creates a nuisance for other tenants at the Project as a result of Tenant’s parking or staging of vehicles (a “Parking Default”), and such Parking Default continues for more than 3 days from Landlord’s demand to cease such Parking Default, Landlord may, in addition to any other rights, cause vehicles causing a Parking Default to be towed at Tenant’s cost without liability to Landlord, and Landlord may hire a parking management company to enforce Parking Defaults by Tenant, and Tenant Parties, and Tenant shall reimburse Landlord for all costs incurred with respect to such parking management no later than thirty (30) days from receipt of an invoice for such amount.

16.	Restoration. If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within 60 days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed 6 months, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than 30 days after Landlord’s notice. If neither party elects to terminate this Lease, or if Landlord estimates that restoration will take 6 months or less, then Landlord shall, subject to delays arising from the collection of insurance proceeds or from events of Force Majeure, restore the Premises, excluding any Tenant-Made Alterations. Tenant at Tenant’s expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Base Rent, Taxes, and the Monthly FOE shall be abated for the period of repair and restoration commencing on the date of such casualty event in the proportion of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided above, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

17.	Condemnation. If any part of the Premises or the Project are taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would materially interfere with or impair Landlord’s ownership or operation of the Building or Project, then upon written notice by Landlord this Lease shall terminate and Base Rent, Monthly FOE, and Taxes shall be apportioned as of such date. If part of the Premises is Taken, and this Lease is not terminated as provided above, the Base Rent and Monthly FOE shall be proportionately reduced to such extent as may be fair and reasonable under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Without diminishing Landlord’s award, Tenant shall have the right to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s Trade Fixtures.

18.	Assignment and Subletting. Except as provided below, Tenant shall not assign this Lease or sublease the Premises or any part thereof, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and any attempt to do so without Landlord’s consent shall be void and of no effect. Furthermore, Tenant shall not mortgage, or pledge, its leasehold interest in this Lease. It shall be reasonable for the Landlord to withhold, delay or condition consent to any assignment or sublease if the intended use of the Premises by the assignee or sublessee would impact the operations of other tenants, their use of the Project, or impair Landlord’s ability to re-lease other space in the Building or Project. Tenant shall provide to Landlord all information concerning the assignee or sublessee as Landlord may reasonably request, and any approved assignment or sublease shall be (i) expressly subject to the terms and conditions of this Lease, and (ii) revocable if there is an uncured Event of Default, either at the time of notice or as of the effective date of the assignment or sublease. For purposes of this Paragraph, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless such ownership interests are publicly traded. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”), without the prior written consent of Landlord. Landlord may charge Tenant $1,500 in connection with any assignment or sublease for which Landlord’s consent is required. This Lease shall be binding upon Tenant and its successors and permitted assigns. Upon Landlord’s receipt of Tenant’s written notice of a desire to assign or sublet the Premises, or any part thereof (other than to a Tenant Affiliate), Landlord may, by giving written notice to Tenant within 30 days, terminate this Lease as of the commencement date specified in Tenant’s notice, with respect to the space described in Tenant’s notice.

Notwithstanding any assignment or subletting, Tenant and any guarantor of Tenant’s obligations shall remain liable for the payment of the Base Rent, Taxes, Monthly FOE and any other amounts due, and compliance with all of Tenant’s obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignment or subletting). In the event that the rent due by a sublessee or assignee exceeds the rental payable under this Lease, then Tenant shall pay to Landlord all such excess as additional rent within 10 days following receipt by Tenant.

If this Lease is assigned or if the Premises are subleased (whether in whole or in part), or if the Premises are occupied by anyone other than Tenant, then upon an Event of Default Landlord may collect rent from any occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder.

19.	Indemnification. Except for the negligence, or willful misconduct, of the Landlord Parties, Tenant agrees to indemnify, defend and hold harmless the Landlord Parties, and Landlord’s agents, employees, and contractors, from and against all losses, liabilities, damages, costs and expenses (including attorneys’ fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Project and arising from the use and occupancy of the Premises by Tenant or Tenant Parties, or from any activity, work, or thing done, permitted or suffered by Tenant or Tenant Parties in or about the Project or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Paragraph.

20.	Inspection, Data and Access. Landlord and its agents, representatives, and contractors may enter the Premises at reasonable times to inspect the Premises, for any business purpose, and, during the last year of the Lease Term, to show the Premises to prospective tenants. Landlord may erect signs on the Building stating the Premises are available to lease or that the Project is available for sale. Landlord may grant easements, make public dedications, designate and modify common areas and create restrictions affecting the Project (collectively “Encumbrances”), provided that such Encumbrances do not materially interfere with Tenant’s use or occupancy of the Premises, and Tenant agrees to execute any instruments as may be necessary for such Encumbrances. Upon reasonable prior notice to Tenant, Landlord shall have the right to enter the Premises for the purpose of the installation and maintenance of Devices, and the collection of Data from the Devices during the Lease Term for the purpose of supporting the effective management of Landlord’s building portfolio, provided that such installation and maintenance of the Devices and collection of Data does not materially interfere with Tenant’s use or occupancy of the Premises. Landlord shall not sell or disclose, for commercial purposes, the Data in any way that identifies Tenant, Tenant’s equipment, or Tenant’s personnel. Landlord may disclose Data to the extent required by applicable law, for benchmarking purposes, or in order to provide, maintain, improve, and keep in good working order the properties of Landlord, Prologis, Inc. and its affiliates. Landlord shall own the Data collected from such Devices and maintain as confidential except that Landlord may use for and disclose to governmental and regulatory bodies to fulfill Landlord’s statutory obligations only. Tenant shall not tamper with or interfere with the Devices. The term “Devices” as used herein shall mean any sensors, computers or electronic devices, systems and application software, peripherals, meters, or other data collection devices installed and owned by Landlord. Devices shall not include cameras, video, or voice recording devices. The term “Data” as used herein shall mean any information associated with, created or generated by, or transmitting through a Device. Landlord shall not use the Devices for the collection of personal or employee related Data; Tenant’s business and operational Data, or for the purpose of tracking, or identifying, people, equipment, or inventory of Tenant at the Premises.

21.	Quiet Enjoyment. Absent any Event of Default subject to the terms of this Lease, Tenant shall have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

22.	Surrender. Upon the Expiration Date or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received , ordinary wear and tear, casualty loss and condemnation covered by Paragraphs 16 and 17 excepted and otherwise in accordance with the Move Out Conditions attached hereto. Any Trade Fixtures, Tenant-Made Alterations and property not removed by Tenant as required shall either, at Landlord’s election: (i) become the property of Landlord, or (ii) be deemed abandoned in which case it may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. Any outstanding Tenant obligations under this Lease shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment of Taxes, and all obligations concerning the condition and repair of the Premises. Notwithstanding anything contained herein to the contrary, in the event Tenant fails to surrender the Premises in the condition as provided herein, upon the expiration, or earlier termination, of this Lease, Tenant agrees that Landlord shall have the right, but not the obligation, to complete such modifications, maintenance, repairs, and replacements on Tenant’s behalf, and Tenant shall reimburse Landlord for such costs as estimated by independent contractors, along with a management fee equal to five (5%) of such costs, no later than thirty (30) days from receipt of demand.

23.	Holding Over. If Tenant retains possession of the Premises after the Expiration Date, such possession shall be subject to immediate termination by Landlord, and all terms of this Lease shall be applicable during such holdover period except (i) any expansion, renewal, or similar right or option, and (ii) Base Rent for the holdover period shall be double the then-effective Base Rent. All other amounts payable under this Lease shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. Holding over by Tenant (with or without consent of Landlord) shall not extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Paragraph, “possession of the Premises” shall continue until Landlord has complete control over the Premises, all keys have been delivered, and Tenant has fulfilled all required obligations upon termination of the Lease concerning the condition and repair of the Premises.

24.	Events of Default. Each of the following shall be an event of default (“Event of Default”) by Tenant:

a)	Tenant fails to pay any installment of Base Rent, Taxes, the Monthly FOE, or any other payment required when due, and such failure shall continue for a period of 5 days from the date such payment was due.

b)	Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (i) make a general assignment for the benefit of creditors; (ii) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “proceeding for relief”); (iii) become the subject of any proceeding for relief which is not dismissed within 60 days of its filing or entry; or (iv) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

c)	Any insurance required to be maintained by Tenant pursuant to this Lease is cancelled or terminated, expires, or is reduced or materially changed (except, in each case, as permitted in this Lease) or Tenant fails to timely deliver to Landlord any certificate of insurance as required under Paragraph 10.

d)	Tenant vacates the Premises and fails to make arrangements reasonably acceptable to Landlord to ensure that (i) Tenant’s insurance for the Premises will not be voided or cancelled, (ii) the Premises will be secured, and (iii) the Premises will be properly maintained, including maintaining utility services. Tenant shall inspect the Premises at least monthly and report to Landlord in the event the condition of the Premises has adversely changed.

e)	Tenant assigns, subleases or transfers Tenant’s interest in this Lease except as permitted in this Lease.

f)	Tenant fails to discharge any lien placed upon the Premises or Building within 20 days after such lien or encumbrance is filed against the Premises or Building.

g)	Tenant fails to comply with any provision of this Lease other than those specifically referred to in this Paragraph, and such default shall continue for more than 20 days after Landlord has given Tenant written notice of such default except as otherwise provided in this Lease (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry and detainer or similar action for possession of the Premises).

25.	Landlord’s Remedies. Upon each occurrence of an Event of Default and so long as such Event of Default continues, Landlord may at any time elect to: (i) terminate this Lease or Tenant’s right of possession, (but Tenant shall remain liable as hereinafter provided), and/or (ii) pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, Landlord may without formal demand or notice of any kind, re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and remove Tenant, and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all property at the Premises. Notwithstanding anything contained herein to the contrary, in the event Landlord delivers three notices of an Event of Default under this Lease in any twelve month period, any subsequent Event of Default under the Lease shall be deemed an immediate Event of Default, and Tenant shall have no cure period as otherwise provided in this Lease and Landlord may immediately pursue all of its remedies as provided in this Lease.

If Landlord terminates this Lease, Landlord may recover from Tenant the sum of (i) all Base Rent, Taxes, Monthly FOE, and all other amounts payable by Tenant which have accrued to the date of such termination; (ii) the value of the Base Rent for any periods of abated Base Rent based on the Base Rent amount that immediately follows such period of abatement; (iii) the cost of reletting the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, costs of removing and storing property, repairing or altering the Premises for a new tenant(s); (iv) all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and (v) the excess of the then present value of the Base Rent, Taxes, Monthly FOE, and other amounts payable by Tenant under this Lease applicable during the period following the termination of this Lease to the Expiration Date, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.

If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant without releasing Tenant from liability and without demand or notice to Tenant. Any reletting of the Premises shall be on such terms and conditions satisfactory to Landlord in its sole discretion (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing of any other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant’s obligations be diminished because of Landlord’s failure to relet the Premises or collect rent from such reletting. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the Base Rent, Monthly FOE, and Taxes due and payable by Tenant for such period or periods, plus the cost of recovering possession of the Premises (including attorneys’ fees and costs of suit), the unpaid Base Rent, Taxes, Monthly FOE, other amounts accrued including interest per paragraph 37(k) below at the time of repossession, and the costs incurred by Landlord’s efforts to relet the Premises. If the Premises are relet and a sufficient sum is not realized from such reletting [after first deducting the unpaid Base Rent, Taxes, Monthly FOE, and other amounts accrued under this Lease at the time of reletting, the cost of recovering possession (including attorneys’ fees and legal costs), the costs and expenses of repairs, alterations, and additions, reletting expenses (including leasing commissions and repairs completed by Landlord on Tenant’s behalf) and the cost of rent collection] to satisfy the rent provided for in this Lease, then Tenant shall immediately pay any such deficiency upon demand. Tenant agrees that Landlord may file suit to recover any sums as they become due. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

Landlord’s exercise of any remedies shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance the terms hereof shall not be construed as having created a custom or manner in any way contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent Event of Default. Receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless agreed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives all right of redemption in case the Lease is terminated, or Tenant shall be dispossessed by a judgment or by warrant of any court or judge. In the event Landlord exercises self-help, or lock-out, remedies as provided by law, Tenant hereby waives all claims against Landlord for any business loss or business interruption which Tenant may incur and any property remaining on the Premises shall be deemed abandoned by Tenant and Landlord may store, remove, or disposed of such property at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings.

26.	Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default unless Landlord fails to perform any of its obligations within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require more than 30 days, then after such period of time as is reasonably necessary). All obligations of Landlord shall be construed as covenants, not conditions; and, except as may be otherwise provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the then current owner of the Premises, and in the event of a transfer of ownership of the Premises, such transferring owner shall be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability or recourse to any other property or assets of Landlord be asserted against Landlord in connection with this Lease.

27.	Subordination. Without the necessity of any further instrument or act of Tenant, this Lease, and Tenant’s interest and rights hereunder, are, and shall be, subject and subordinate at all times to the lien of any existing or future first mortgage on the Building or any ground lease which the Building is subject to, and all amendments, modifications, assignments and extensions thereof. Tenant agrees, at the election of the holder of any such mortgage, or lessor for any ground lease, to attorn to any such holder or lessor. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

28.	Mechanic’s Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon the Building, the Premises or this Lease. Tenant covenants and agrees that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of claims or liens asserted against the leasehold estate, the interest of Landlord in the Premises, or under this Lease. Tenant shall give Landlord immediate written notice of any lien or encumbrance placed against the Premises and cause such lien or encumbrance to be discharged, or bonded over in a manner satisfactory to Landlord, within 20 days of the filing or recording thereof.

29.	Estoppel Certificates. Tenant agrees to execute and deliver to Landlord or Landlord’s designee, within 10 days after Landlord’s request, an estoppel certificate containing customary provisions. No cure or grace period provided in this Lease shall apply to Tenant’s obligations to timely deliver an estoppel certificate.

30.

Environmental Requirements. Except for Hazardous Materials contained in: (i) products used by Tenant in de minimis quantities for ordinary cleaning and office purposes; (ii) forklift propane tanks, and (iii) products stored and/or distributed by Tenant in their original, sealed, and unopened containers, Tenant shall not bring, permit, or cause any party to bring any Hazardous Material onto the Project, or transport, store, use, generate, manufacture, or dispose of any Hazardous Material in, on, or about the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall: (v) operate its business at the Project in strict compliance with all Environmental Requirements, including complying with all reporting obligations imposed by applicable Environmental Requirements in the capacity as “operator” of Tenant’s “facility” and the “owner” (as such terms are used in applicable Environmental Requirements) of all Hazardous Materials brought onto the Project by Tenant, or any Tenant Parties (as defined below), and the wastes, by-products, or residues generated, resulting, or produced therefrom, or extracted from the Project; (w) promptly provide copies of any claims, reports, complaints, notices, letters, warnings or asserted violations relating in any way to Hazardous Materials at the Project which Tenant receives or sends; (x) promptly and diligently remediate in a manner satisfactory to Landlord any Hazardous Materials released on, or from, the Project by Tenant, its agents, employees, contractors, subtenants, licensees, or invitees (collectively, the “Tenant Parties”); (y) promptly notify Landlord in writing of any spill, release, discharge, or disposal of any Hazardous Material in, on, or under the Project; and (z) promptly complete and deliver any disclosure or certification requested by Landlord concerning Tenant’s, or any Tenant Parties’, transportation, storage, use, generation, manufacture or release of Hazardous Materials in, on, or about the Project. Tenant shall be strictly liable to Landlord as a result of Tenant’s, or any Tenant Parties’, transportation, storage, use, generation, manufacturing, disposal, or release of Hazardous Materials at the Project without regard to the fault or negligence of any other party. No cure or grace period provided in this Lease shall apply to Tenant’s obligations to promptly commence and diligently pursue its remediation obligations in accordance with the terms and conditions of this Paragraph. The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant regulated by any Environmental Requirements, asbestos, radioactive materials, and petroleum (including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixtures of natural gas and such synthetic gas).

Tenant shall have no liability of any kind to Landlord as to Hazardous Materials on the Project which arise prior to the Commencement Date, or during the Lease Term, which were caused or permitted by any party other than Tenant, or any Tenant Parties.

Tenant shall indemnify, defend, and hold the Landlord Parties harmless from and against any and all losses (including diminution in value of the Premises or the Project, and loss of rental income from the Project), claims, demands, actions, suits, damages (including punitive damages), costs and expenses (including reasonable attorney, consultant, and expert fees) which are brought or recoverable against, or suffered or incurred by Landlord as a result of: (i) any release of Hazardous Materials on, or from, the Project by Tenant, or any Tenant Parties, or (ii) Tenant’s, or any Tenant Parties’, breach of, or noncompliance with, this Paragraph, regardless of whether Tenant had knowledge of such noncompliance. Tenant’s obligations under this Paragraph shall survive the Expiration Date or earlier termination of this Lease.

Landlord (including Landlord’s consultants, lenders, or designees) shall have access to, and the right to inspect and perform tests at the Premises to assess the condition of the Premises, or determine Tenant’s compliance with this Paragraph, or any applicable Environmental Requirements. If such inspection reveals noncompliance by Tenant, Tenant shall promptly reimburse Landlord for the reasonable cost of such inspection and testing. Landlord’s receipt of a ‘clean’ environmental assessment shall in no way release Tenant from its obligations under this Paragraph or constitute a waiver by Landlord of its rights and remedies herein.

31.	Rules and Regulations. Tenant shall comply with all rules and regulations reasonably established by Landlord covering use of the Premises and the Project provided to Tenant from time to time. The current rules and regulations are attached hereto as Exhibit B. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

32.	Security Service. Tenant acknowledges and agrees that, while Landlord may patrol the Project, Landlord is not providing any security services and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any breach of security or loss by theft or any other damage suffered or incurred by Tenant.

33.	Force Majeure. Except for monetary obligations, neither Landlord nor Tenant shall be responsible for delays in the performance of its obligations hereunder caused by labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions or regulations or delay in issuance of permits, enemy or hostile governmental action, civil commotion, casualty, and other causes beyond the reasonable control of Landlord or Tenant, as the case may be (“Force Majeure”).

34.	Entire Agreement. This Lease constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof. Any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may only be amended by an instrument in writing signed by both parties hereto.

35.	Severability. If any clause of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties that such clause be replaced with a valid clause of similar meaning and that the remainder of this Lease shall not be affected.

36.	Brokers. Each party represents and warrants to the other that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the Landlord Broker and Tenant Broker, if any, set forth in Paragraph 1 of this Lease, and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction.

37.	Miscellaneous.

a)	TIME IS OF THE ESSENCE AS TO THE PERFORMANCE OF TENANT’S AND LANDLORD’S OBLIGATIONS UNDER THIS LEASE.

b)	Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

c)	If the term “Tenant,” includes more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

d)	All notices provided under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to Landlord or Tenant at the applicable notice address as provided in Paragraph 1 of this Lease. Either party may, by the above notice, change its notice address for all subsequent notices or add an additional party to be copied on all subsequent notices. Except where otherwise provided to the contrary, notice shall be deemed given upon delivery or refusal of delivery.

e)	Except as otherwise provided in this Lease or as otherwise required by law, Landlord retains the absolute right to withhold any consent or approval.

f)	At Landlord’s request, Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant’s accountants and any other financial information or summaries that Tenant typically provides to its lenders, shareholders or owners.

g)	Neither this Lease, nor a memorandum of lease, shall be recorded by or on behalf of Tenant; however, upon request by Landlord, Tenant will execute, and Landlord may record, a memorandum of lease.

h)	Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.

i)	The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments to the Lease.

j)	The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

k)	Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

l)	Any amount not paid by Tenant when due shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 15 percent per year.

m)	All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

n)	In the event either party initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for its reasonable attorney’s fees, filing fees, and court costs.

o)	Tenant agrees that Landlord shall have the right, without Tenant’s consent, to place a solar electric generating system on the roof of the Building or enter into a lease for the roof of the Building whereby such roof tenant shall have the right to install a solar electric generating system on the roof of the Building (provided that the exercise of Landlord’s rights does not adversely affect Tenant’s use and occupancy of the Premises or subject Tenant to additional costs). Except as provided otherwise in this Lease, Tenant hereby waives all rights to use, and agrees and acknowledges that Landlord shall retain the exclusive right to the use of the exterior of the Building and Project for any signage purposes, virtual or otherwise. Landlord may request in writing, and Tenant shall deliver to Landlord, at Tenant’s sole cost and expense, data regarding utility usage consumed in the operation of the Premises as required by applicable law and for the purposes of benchmarking or in order to provide, maintain, improve, and keep in good working order the Project. Tenant can satisfy the requirement to provide utility data by either: (a) executing a written consent as necessary for Landlord to obtain such information directly from the utility company, or (b) providing the data to Landlord in an electronic format reasonably acceptable to Landlord.

p)	This agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which shall constitute one and the same agreement. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, PDF and/or other electronic image file format shall constitute and have the same force and effect as the original signature of the party. Following execution, a PDF (or similar image file format) of this entire agreement (whether signed electronically or in ink) shall be considered to be the original agreement for all purposes.

q)	All references and uses of the term “days” in this Lease shall mean calendar days unless otherwise specified.

r)	Tenant represents to Landlord and Landlord hereby represents to Tenant that,

(i)	such entity, nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those parties names on the OFAC’s Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and

(ii)	that such entity’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Acts”).

38.	WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (IN CONTRACT, TORT, OR OTHERWISE), BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT:	LANDLORD:

American Bear Logistics Corp	Prologis Targeted U.S. Logistics Fund, L.P.
an Illinois S Corporation	a Delaware limited partnership

	By:	Prologis, L.P.
a Delaware limited partnership
its general partner

	By:	Prologis, Inc.
a Maryland corporation
its general partner

	By:	Authorized Person

By:	/s/ Henry Liu	By:	/s/ Jeff Folkmann
Name:	Henry Liu	Name:	Jeff Folkmann
Title:	PRESIDENT	Title:	SVP - Market Officer

Exhibit A: SITE PLAN

Exhibit B: PROJECT RULES AND REGULATIONS

1.	The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.	Tenant shall not place any personal property or objects in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3.	Except for service dogs, no animals shall be allowed in, or on, any part of the Building or the Project.

4.	If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how any conduit or wires may be introduced; and, without such direction, no boring or cutting of existing wires or conduit is permitted. Any such installation or connection shall be made at Tenant’s expense.

5.	Tenant shall not install or operate any steam or gas boiler. The use of oil, gasoline or flammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

6.	Parking any type of recreational vehicles or boats is specifically prohibited on or about the Project. Parking any type of trucks, trailers or other vehicles in the Building is specifically prohibited. In no event shall any inoperable vehicles be parked at the Project, nor shall any “For Sale” or other advertising signs be displayed for any parked vehicle. No repair, maintenance or washing of vehicles shall take place on the Project. All vehicles shall be parked in designated parking areas in conformity with all signs and other markings.

7.	Tenant shall maintain the Premises free from rodents, insects and other pests.

8.	Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or should harass or threaten, verbally or physically Landlord’s employees, or contractors, or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

9.	All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas provided, and all trash receptacles shall remain closed at all times.

10.	The Premises shall not be used for lodging, sleeping or cooking (other than kitchenette or break room use) or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

11.	Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

12.	Tenant shall not permit recreational or medical marijuana to be grown, sold, dispensed, or consumed on the Premises or Project.

13.	Tenant shall not permit smoking in any interior area of the Premises.

14.	Tenant shall provide advance notice to Landlord of the date Tenant, or Tenant Parties, require access to the roof of the Building. Tenant shall follow all Legal Requirements, including, but not limited to, OSHA requirements, when Tenant or Tenant Parties access the roof of the Building, and shall use reasonable and appropriate safety precautions in order to ensure such employees, contractors, or agents are not subject to injury or death.

15.	Tenant shall not use any part of the Premises to store or in any other way handle firearms, firearms accessories, or ammunition.

Exhibit C: FORM OF COMMENCEMENT DATE CERTIFICATE

Notice Contact Name
Company Name
Notice Street Address
City, State Zip Code

RE: Lease dated_______________, 20_____ , between Customer & Owner for Premises Address

Dear Salutation Notice Contact Last Name:

Welcome to your new facility. We would like to confirm the terms of the above referenced lease agreement:

Commencement Date:	Date
Expiration Date:	Date
Base Rent Commencement Date:	Date

We are pleased to welcome you as a customer of Prologis and look forward to working with you. Please indicate your agreement with the above changes to your lease by signing and returning the enclosed copy of this letter to me. If I can be of service, please do not hesitate to contact me.

Sincerely,

Property Manager Name
Title

Accepted by:	Tenant	Date:

By:
Printed:
Title:

Exhibit D: MOVE-OUT CONDITIONS

Tenant shall surrender the Premises in the same condition as received, ordinary wear and tear, casualty loss, and condemnation covered by Paragraphs 16 and 17 excepted.

Before surrendering the Premises, Tenant shall remove all personal property, trade fixtures, and such alterations or additions to the Premises made by Tenant as may be required herein. The following list is designed to assist Tenant with the move-out procedures but is not intended to be all inclusive. Upon Tenant’s completion of its surrender obligations as provided in this Lease, please contact Landlord’s property manager to coordinate turning in keys, utility and fiberoptic internet changeover, and scheduling an inspection of the Premises. In the event Tenant fails to arrange a joint inspection of the Premises with Landlord upon Tenant’s vacating of the Premises, Landlord’s inspection at, or subsequent to, Tenant’s vacation of the Premises shall be conclusively deemed correct for the purpose of determining Tenant’s responsibilities with respect to the repair and restoration of the Premises.

1.	Lights:	All interior office, warehouse, dock, emergency and exit lights will be fully operational with all bulbs, ballasts and fixtures functioning.

2.	Dock Levelers, Service Doors and Truck Doors:	All truck doors, service doors, and dock levelers shall be serviced and placed in good operating order, including the replacement of any dented or damaged truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced must be painted to match the building standard.

3.	Dock Seals/Dock Bumpers:	Free of tears and broken backboards repaired. All dock bumpers must be left in place and well secured.

4.	Columns	All columns in the warehouse and office shall be inspected for damage caused by Tenant. Necessary structural repairs must be pre-approved by Landlord prior to implementation. Any markings removed.

5.	Warehouse Floor:	Free of stains and swept clean with no racking bolts and other protrusions or holes left in floor. Cracks, spalling, and racking bolt damage must be repaired with mm-80 (or equivalent) epoxy or polymer to match concrete color and finished smooth with slab surface. All floor striping (including paint or tape) in the Premises shall be removed with no residual staining or other indication that such striping or taping existed.

6.	Tenant-Installed Equipment and Wiring:	Air lines, conveyor or process electrical distribution, junction boxes, conduit, etc., removed and space returned to the original condition when leased.

7.	Walls:	Sheetrock (drywall) and/ or plywood damage patched and fire- taped so that there are no holes in either office or warehouse walls. Any damage to perimeter concrete or metal walls similarly repaired.

8.	Floor Finishes (Carpet and Tile):	Carpet and vinyl or ceramic tiles should be in a clean condition and absent any holes or chips, ordinary wear and tear excepted provided they have been maintained.

9.	Roof:	Any Tenant-installed equipment must be removed with all roof penetrations properly repaired by a licensed roofing contractor approved by Landlord. Leaks arising from any Tenant-installed equipment or roof penetrations must be fixed in accordance with Landlord’s maintenance and repair recommendations.

10.	Signs:	All exterior signs must be removed with holes patched and painted to match Building standard paint as necessary. All window or other interior signs must be removed.

11.	Electrical & Plumbing:	All electrical and plumbing equipment to be returned in good working condition conforming to code.

12.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet, and remove all trash and debris from office and warehouse. Remove all pallets and debris from exterior of Premises. All trade fixtures, dumpsters, racking, vending machines and other personal property to be removed.

13.	Odors:	Remove any lingering odor which may exist in the Premises resulting from Tenant’s use and occupancy prior to surrendering or vacating the Premises.

EXHIBIT E: ONE RENEWAL OPTION AT MARKET (CLEAR LEASE)

(a) Provided that as of the time of the giving of the First Extension Notice and the Commencement Date of the First Extension Term (as such terms are defined below), (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists, or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the “First Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the First Extension Term”). Tenant must give Landlord notice (hereinafter called the “First Extension Notice”) of its election to extend the term of the Lease Term at least 9 months, but not more than 12 months, prior to the Expiration Date.

(b) The Base Rent payable by Tenant to Landlord during the First Extension Term shall be the greater of:

(i) the Base Rent applicable to the last year of the initial Lease Term, and

(ii) the then Fair Market Rent as defined below.

(c) The term “Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises for the First Extension Term to an unaffiliated person which is not then a tenant in the Project, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations, provided that Fair Market Rent shall not in any event be less than the Base Rent for the Premises as of the expiration of the Lease Term. Fair Market Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for the Premises (including without limitation brokerage commissions, cost of improvements necessary to prepare the space for such tenant’s occupancy, rent concession, or lost rental income during any vacancy period). Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Monthly FOE, Taxes, or other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such Monthly FOE (subject to increase by Landlord), Taxes, and other items with respect to the Premises during the First Extension Term.

(d) Landlord shall notify Tenant of its determination of the Fair Market Rent for the First Extension Term, along with the Monthly FOE and the Annual FOE Increase, each as determined in Landlord’s reasonable determination based on the Project’s actual operating expenses and Landlord’s expectation of annual increases, applicable to the First Extension Term (the “Fair Market Rent Notice”), and Tenant shall deliver written notice to Landlord within 10 days of receipt of the Fair Market Rent Notice of any objection to the Fair Market Rent Notice. Failure to respond within the 10-day period shall constitute Tenant’s acceptance of such Fair Market Rent, Monthly FOE, and the Annual FOE Increase. If Tenant objects to the Fair Market Rent as provided in the Fair Market Rent Notice as provided above, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within 30 days of Landlord’s receipt of Tenant’s notice. In the event Landlord and Tenant fail to reach an agreement on such Fair Market Rental Rent, and execute the Amendment (defined below) which provides for the Fair Market Rent, as well as the Monthly FOE payments, and Annual FOE Increase as provided by Landlord at least 9 months prior to the expiration of the Lease, then Tenant’s exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on the Expiration Date. The negotiation of the Fair Market Rent as provided above shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for the Monthly FOE, Taxes, or any other reimbursable items.

(e) Except for the Base Rent, Monthly FOE, and the Annual FOE Increase, Tenant’s occupancy of the Premises during the First Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to extend the Lease Term pursuant to this Exhibit or to any allowances, credits or abatements or options to expand, contract, renew or extend the Lease.

(f) If Tenant does not send the First Extension Notice within the period set forth in Paragraph (a), Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the First Extension Notice and the notice of Tenant’s objection under Paragraph (e).

(g) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the First Extension Term. The Premises shall be tendered on the Commencement Date of the First Extension Term in “as-is” condition.

(h) If the Lease is extended for the First Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term, the Base Rent, the Monthly FOE, and the Annual FOE Increase applicable to the First Extension Term, and the other provisions applicable thereto (the “Amendment”).

(i) If Tenant exercises its right to extend the term of the Lease for the First Extension Term pursuant to this Exhibit, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the First Extension Term except as provided in (e) above.

EXHIBIT F: CONSTRUCTION (TURNKEY)

(a) Landlord agrees to perform at Landlord’s sole cost and expense the following improvements (the “Initial Improvements”):

Remove wall separating 19‘x12’ and 19‘x13’ warehouse offices to create one large warehouse office.

(b) If Tenant shall desire any changes, Tenant shall advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. All costs of reviewing any requested changes, and all costs of making any changes to the Initial Improvements which Tenant may request and which Landlord may agree to shall be at Tenant’s sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.

(c) Landlord shall proceed with and complete the construction of the Initial Improvements. As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Initial Improvements were Substantially Completed. The Initial Improvements shall be deemed substantially completed (“Substantially Completed” or “Substantial Completion”) when, in the opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager) (“Construction Manager”), the Initial Improvements are substantially completed except for punch list items which do not prevent in any material way the use of the Initial Improvements for the purposes for which they were intended. In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Construction Manager, Substantial Completion would have occurred if such delays had not taken place. Tenant shall be solely responsible for delays caused by Tenant’s request for any changes in the plans, Tenant’s request for long lead items or Tenant’s interference with the construction of the Initial Improvements, and such delays shall not cause a deferral of the Commencement Date. After the date the Initial Improvements are Substantially Completed Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of the Initial Improvements. In the event of any dispute as to the Initial Improvements the certificate of the Construction Manager shall be conclusive absent manifest error.

(d) Tenant’s failure to take possession of or to occupy the Premises shall not serve to relieve Tenant of its obligations arising on the Commencement Date or to delay the payment of rent by Tenant. Subject to applicable Legal Requirements, Tenant shall be allowed to install its tenant improvements, Trade Fixtures or other property on the Premises during the final stages of Landlord’s construction provided that Tenant does not interfere with completion of construction or cause any labor dispute. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, unless any such loss, damage, liability, death, or personal injury was caused by Landlord’s negligence. Any such occupancy or installation of tenant improvements or Trade Fixtures in the Premises shall be in accordance with the provisions governing Tenant-Made Alterations and Trade Fixtures in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Premises shall not serve to extend the Lease Term or to make Landlord liable for any damages arising therefrom.